                                                                   Exhibit 4(g)

                         RESTATED CERTIFICATE OF TRUST
                                       OF
                                CAPITAL TRUST II

     THIS Restated Certificate of Trust of Capital Trust II (the "Trust"), dated March 10, 1997, is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to restate the original Certificate of Trust of the Trust which was filed on March 5, 1997 with the Secretary of State of the State of Delaware under the Delaware Business Trust Act (12 DEL.C.
section 3801 ET SEQ.)

     The Certificate of Trust is hereby restated in its entirety to read as follows:

     1. NAME. The name of the business trust formed hereby is Fifth Third Capital Trust II.

     2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

     3. EFFECTIVE DATE. This Restated Certificate of Trust shall be effective upon filing with the Secretary of State.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Restated Certificate of Trust as of the date first above written.


                                        WILMINGTON TRUST COMPANY,
                                        as trustee

                                        By: /s/ Emmett R. Harmon
                                            -----------------------------------
                                        Name:   Emmett R. Harmon
                                        Title:  Vice President